Exhibit 99.1

August 3, 2017

IDACORP, Inc. Announces Second Quarter Results, Increases Low-End of 2017 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) recorded second quarter 2017 net income attributable to IDACORP of $49.8 million, or $0.99 per diluted share, compared with $56.2 million, or $1.12 per diluted share, in the second quarter of 2016. For the first six months of 2017, IDACORP recorded net income attributable to IDACORP of $82.9 million, or $1.65 per diluted share, compared with $82.0 million, or $1.63 per diluted share, in the first six months of 2016.

"Operating income at Idaho Power increased over the same period last year due to continued customer growth and the impacts of the approved settlement stipulations related to Idaho Power's plan to cease its coal-fired operations at the North Valmy power plant," said IDACORP President and CEO Darrel Anderson. "These increases were mostly offset by soft irrigation sales in this year's second quarter, as higher than normal precipitation caused agricultural customers to use less energy to operate pumping equipment.

"IDACORP's earnings were lower in the second quarter than the same period last year, largely related to prior year tax benefits that did not recur this year. Looking ahead to the third quarter, on July 7 of this year, Idaho Power achieved a new record system peak demand of 3,422 megawatts, with sustained warmer than normal temperatures in the service area, along with dry conditions, throughout the month of July.

“For the full year of 2017, we no longer project Idaho Power to use additional accumulated deferred investment tax credit amortization under the Idaho regulatory settlement,” added Anderson. IDACORP is increasing the low-end of its full year 2017 earnings guidance to the range of $3.95 to $4.05 per diluted share.

Performance Summary

A summary of financial highlights for the periods ended June 30, 2017 and 2016 is as follows (in thousands, except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income attributable to IDACORP, Inc.	$49,831	$56,246	$82,933	$81,975
Average outstanding shares – diluted (000’s)	50,407	50,355	50,402	50,345
IDACORP, Inc. earnings per diluted share	$0.99	$1.12	$1.65	$1.63

The table below provides a reconciliation of net income attributable to IDACORP for the three and six months ended June 30, 2017, from the same periods in 2016 (items are in millions and are before related income tax impact unless otherwise noted).

	Three months ended		Six months ended
Net income attributable to IDACORP, Inc. - June 30, 2016		$56.2		$82.0
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment mechanism impacts	2.0		4.7
Usage per customer, net of associated power supply costs and power cost adjustment mechanism impacts	(9.9)		0.1
Fixed cost adjustment (FCA) revenues	(0.2)		(6.2)
Increase in revenues per MWh, net of associated power supply costs and power cost adjustment mechanism impacts	15.5		15.6
Third-party use of electric property, wheeling, and other revenue	4.2		7.0
Other operating and maintenance expenses	(0.4)		(2.5)
Depreciation expense	(9.4)		(10.6)
Other changes in operating revenues and expenses, net	(0.2)		—
Increase in Idaho Power operating income	1.6		8.1
Earnings of unconsolidated equity-method investments	(0.8)		0.5
Non-operating income and expenses	0.8		1.6
Additional Accumulated Deferred Investment Tax Credits (ADITC) amortization	(1.9)		(0.5)
Income tax expense (excluding additional ADITC amortization)	(6.1)		(9.2)
Total increase (decrease) in Idaho Power net income		(6.4)		0.5
Other changes (net of tax)		—		0.4
Net income attributable to IDACORP, Inc. - June 30, 2017		$49.8		$82.9

Net Income - Second Quarter 2017
Net income of both IDACORP and Idaho Power decreased $6.4 million for the second quarter of 2017 compared with the second quarter of 2016. Continued customer growth in Idaho Power's service area and the net effects of the North Valmy coal-fired power plant (Valmy Plant) settlement stipulations approved by the Idaho Public Utilities Commission (IPUC) and Public Utility Commission of Oregon (OPUC) in the second quarter of 2017 were mostly offset by a decrease in operating income from lower sales volumes caused by cooler temperatures and increased precipitation in Idaho Power's service area. Idaho Power income tax expense increased $8.0 million in the second quarter of 2017, compared with the second quarter of 2016, due mostly to the $5.6 million flow-through benefit of tax deductible make-whole premiums that Idaho Power paid in connection with the early redemption of long-term debt in the second quarter of 2016. There were no early redemptions in the second quarter of 2017. Also, based on Idaho Power's current expectations of full-year 2017 results, Idaho Power reversed $1.9 million of additional ADITC amortization under its Idaho regulatory settlement stipulation during the second quarter of 2017 that had originally been recorded in the first quarter of 2017. Idaho Power currently does not expect additional ADITC amortization for the full-year 2017.

Customer growth increased sales volumes, increasing operating income by $2.0 million in the second quarter of 2017, as the number of Idaho Power customers grew by 1.8 percent over the last twelve months. Cooler temperatures and increased precipitation in Idaho Power's service area led to a decrease in sales volumes on a per-customer basis, primarily for irrigation customers, reducing operating income by $9.9 million in the second quarter of 2017 compared with the second quarter of 2016. Precipitation in Boise, Idaho, the area where a majority of Idaho Power's customers reside, was 139 percent higher in the second quarter of 2017 than the second quarter of 2016 and 31 percent higher than normal.

In the second quarter of 2017, the IPUC and OPUC each approved settlement stipulations related to Idaho Power’s plan to end its participation in coal-fired operations at the Valmy Plant by the end of 2025. The settlement stipulations resulted in increased general business revenue collections and general business revenue accruals (included in the $15.5 million "Increase in revenues per MWh, net of associated power supply costs and power cost adjustment mechanism impacts" in the table above), increased net depreciation expense (included in the $9.4 million increase in "Depreciation expense" in the table above), and increased associated income tax expenses for the quarter, including plant-related flow-through tax adjustments.
For both the second quarter and six month periods ended June 30, 2017, the settlement stipulations increased general business revenue collections, general business revenue accruals, net depreciation expense, and income tax expense. The ongoing annual benefit to net income from the Valmy Plant settlement stipulations is expected to decline slightly each year through 2028, primarily due to the annual decline in Valmy-related rate base, which is expected to be fully depreciated by December 31, 2028. Compared with Idaho Power’s estimate of what ongoing net income would have been without the settlement stipulations, the settlement stipulations increased after-tax net income for the first half of 2017 by $2.5 million, all of which was recorded during the second quarter of 2017. Idaho Power estimates the Valmy Plant settlement stipulations will increase after-tax net income by approximately $2.7 million during the last six months of 2017 for a full-year 2017 increase to after-tax net income of approximately $5.2 million.
During the second quarter of 2017, Idaho Power benefited from a $4.2 million increase in third-party use of electric property, wheeling, and other revenue. This change was largely due to an increase in wheeling volumes, Idaho Power's Open Access Transmission Tariff (OATT) rates which became effective in October 2016, and a new long-term wheeling agreement.

Net Income - Year-to-Date 2017
IDACORP's net income increased $0.9 million for the first half of 2017 compared with the same period in 2016. Customer growth added $4.7 million to Idaho Power operating income, compared with the first half of 2016. Higher usage per customer in the first quarter of 2017, due to colder temperatures, was mostly offset by lower usage per irrigation customer in the second quarter of 2017 due to higher precipitation, compared with the same periods in 2016. As noted above, the settlement stipulations related to the Valmy Plant approved in the second quarter of 2017 added $2.5 million to after-tax net income for the first half of 2017. The FCA mechanism reduced operating income by $6.2 million during the first six months of 2017, compared with the first six months of 2016. During the first six months of 2017, Idaho Power benefited from a $7.0 million increase in third-party use of electric property, wheeling, and other revenue. This change was largely due to an increase in wheeling volumes, Idaho Power's OATT rates which became effective in October 2016, and a new long-term wheeling agreement.
Idaho Power's income tax expense was $9.7 million higher due primarily to the $5.6 million flow-through benefit of tax deductible make-whole premiums that Idaho Power paid in connection with the early redemption of long-term debt in the first six months of 2016. There were no early redemptions in the first six months of 2017. The increase in income tax expense was also related to higher pre-tax income in the first six months of 2017 compared with the first six months of 2016.
2017 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing the low-end of its earnings guidance estimate for 2017. The 2017 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per share)	$3.95-$4.05	$3.90-$4.05
Idaho Power Operating & Maintenance Expense	No Change	$345-$355
Idaho Power Additional Amortization of ADITC	None	Less than $10
Idaho Power Capital Expenditures (excluding allowance for funds used during construction)	No Change	$290-$300
Idaho Power Hydroelectric Generation (MWh)	8.5-9.5	8.0-10.0
(1) As of August 3, 2017.
(2) As of May 4, 2017, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on the company's website (www.idacorpinc.com), or by calling (800) 242-0681 for listen-only mode. There is no passcode required; simply request to be connected to the "IDACORP, Inc." call. The conference call logistics are also posted on the company's website and will be included in the company's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. With 17 low-cost hydroelectric projects as the core of its generation portfolio, Idaho Power's nearly 539,000 residential, business and agricultural customers pay some of the nation's lowest prices for electricity. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions, the Federal Energy Regulatory Commission, and other regulators that impact Idaho Power's ability to recover costs and earn a return, including the impact of settlement stipulations; (b) the expense and risks associated with capital expenditures for infrastructure, and the timing and availability of cost recovery for such expenditures; (c) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area and the loss or change in the business of significant customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery in the event of those changes; (d) the impacts of economic conditions, including inflation, the potential for changes in customer demand for electricity, revenue from sales of excess power, financial soundness of counterparties and suppliers, and the collection of receivables; (e) unseasonable or severe weather conditions, wildfires, drought, and other natural phenomena and natural disasters, which affect customer demand, hydroelectric generation levels, repair costs, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of generation or energy efficiency technologies that reduce loads or reduce Idaho Power's sale of electric power; (g) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover resulting increased costs through rates; (h) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydroelectric facilities; (i) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, or a credit downgrade; (j) accidents, fires (either at or caused by Idaho Power's facilities), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power's assets, which can cause unplanned outages, reduce generating output, damage the companies’ assets, operations, or reputation, subject the companies to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties; (k) the increased power purchased costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (l) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission system may cause Idaho Power to incur repair costs and purchase replacement power at increased costs; (m) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (n) reductions in credit ratings, which could adversely impact access to capital markets, increase costs of borrowing, and would require the posting of additional collateral to counterparties pursuant to credit and contractual arrangements; (o) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (p) changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities; (q) the ability to continue to pay dividends based on financial performance and in light of contractual covenants and restrictions and regulatory limitations; (r) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (s) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to retain skilled workers, and the ability to adjust the labor cost structure when necessary; (t) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation; (u) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydroelectric facilities; (v) the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of operational changes through insurance or rates, or from third parties; (w) the failure of information systems or the failure to secure data, failure to comply with privacy laws, security breaches, or the direct or indirect effect on the companies' business or operations resulting from cyber-attacks, terrorist incidents or the threat of terrorist incidents, and acts of war; (x) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement new technology solutions; and (y) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-6973
JForsberg@idacorpinc.com	SMcCurdy@idahopower.com

###